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                                                                   EXHIBIT 99.10

                                        Unocal Corporation
                                        2141 Rosecrans Avenue, Suite 4000
                                        El Segundo, California 90245
                                        Telephone (310) 728-7741
                                        Facsimile (310) 728-7811
                                        E-mail tdallas@unocal.com

                                 [UNOCAL LOGO]

                                                September 2, 2002

Terry G. Dallas
Executive Vice President
and Chief Financial Officer

The Board of Directors
Pure Resources, Inc.
500 West Illinois
Midland, Texas 79701

Gentlemen:

We kindly refer you to the Business Opportunities Agreement (the "Agreement") dated as of December 13, 1999 among Union Oil Company of California ("Union Oil"), Pure Resources, Inc. (the "Company"), TRH, Inc., and Titan Exploration, Inc. and the Waiver Letters related to the Agreement, dated May 9, 2001 and April 23, 2002, that we executed at the Company's request (the "Waiver Letters").

Pursuant to Union Oil's reservation of rights in the Waiver Letters, we hereby provide written notice that the limited waivers that Union Oil provided in the Waiver Letters with respect to the Offshore Extended Business (as defined in the Waiver Letters) shall terminate on March 31, 2003. Please note that Union Oil will not, under any circumstance, extend the effective period of the limited waivers for the Offshore Extended Business beyond March 31, 2003.

We note that with the termination of our limited waiver covering the Offshore Extended Business, the Agreement will, by its own terms, prohibit the Company from owning, developing or operating any Offshore Extended Business assets after March 31, 2003. Notwithstanding that prohibition, Union Oil hereby confirms that it will not take any action or make any claim under the Agreement after March 31, 2003, with respect to the Company's continued ownership, development or operation of any Offshore Extended Business assets which it owns on the date of this letter.

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We are confident that the Company will take all appropriate measures over the next few months to ensure that it is in compliance with the Agreement on March 31, 2003 and at all times thereafter.

Thank you in advance for your cooperation in this matter.


                                        Very truly yours,

                                        UNION OIL COMPANY OF CALIFORNIA

                                        By: /s/ Terry G. Dallas
                                           -------------------------------------
                                           Name:  Terry G. Dallas
                                           Title: Executive Vice President and
                                                    Chief Financial Officer